Exhibit 99.1

Earnings Release FY17 Q3	Investor Contact
Gerry Gould, VP-Investor Relations
(781) 356-9402
gerry.gould@haemonetics.com

Media Contact
Sandra Jesse, Executive VP
(781) 356-9253
sandra.jesse@haemonetics.com

Haemonetics Reports 3rd Quarter and Year-to-Date Fiscal 2017 Results and Updates Full Year Fiscal 2017 Guidance

Braintree, MA, February 6, 2017 - Haemonetics Corporation (NYSE: HAE) reported third quarter fiscal 2017 revenue of $227.8 million, down 2% compared with the third quarter of fiscal 2016 as reported, and down 1% in constant currency.

The Company reported net income of $15.4 million or $0.30 per share in the third quarter of fiscal 2017 compared with a net loss of $59.4 million or $1.17 loss per share in the same quarter of fiscal 2016 which included $80.2 million of non-cash goodwill impairment and other charges. Adjusted net income was $22.5 million and adjusted earnings per share were $0.43, down 9% and 10%, respectively, compared with the prior year third quarter.

For the first three quarters of fiscal 2017 revenue was $658.1 million, down 1% as reported and flat in constant currency compared to the same prior year period. The Company reported year to date net income of $24.9 million or $0.48 per share in fiscal 2017. Adjusted net income was $58.9 million or $1.14 per share, both down 10% compared with the same prior year period.

Christopher Simon, Haemonetics’ CEO, stated: “Through the first three quarters of fiscal 2017 we achieved our revenue, profit and cost reduction objectives. Results are in line with our expectations and we are confident that our full year 2017 results will be at the high end of our previous guidance ranges.

“We have embarked upon a multi-year journey consisting of three broad phases: stabilizing, transforming and accelerating growth. We have achieved our objective of stabilizing the company and have taken steps to right-size our cost base. We are establishing a culture of delivering on commitments and we are on track to exceed our $40 million fiscal 2017 savings target.”

THIRD QUARTER REVENUE

Plasma
Plasma revenue was $108.7 million, up $8.1 million or 8% over the prior year third quarter and up 9% in constant currency. Plasma disposables revenue, excluding saline and sodium citrate solutions, grew 5% in constant currency and 8% in North America due to Plasma collection volume strength, reflecting robust end user markets for plasma-derived biopharmaceuticals, as well as customer order timing. Outside North America, plasma collection growth was strong in Japan and weak in EMEA.

Hospital: Hemostasis Management
Hemostasis Management revenue was $16.9 million as reported, up $2.3 million or 15% over the prior year third quarter and up 19% in constant currency. TEG disposables revenue was up 12% as reported and up 15% in constant currency, with strong growth in the U.S. and China.

The TEG 6s accounted for a meaningful part of Hemostasis Management revenue and was a major contributor of its revenue growth in the third quarter, largely in the U.S., EMEA and Australia. The TEG family of products - TEG 5000, TEG 6s and TEG Manager™ software - remains well positioned for continued revenue growth, consistent with the Company’s long term outlook.

Hospital: Cell Salvage & Transfusion Management
Cell Salvage and Transfusion Management revenue was $25.9 million, down $1.8 million or 7% versus the prior year third quarter and down 3% in constant currency. The revenue decline resulted primarily from prior year customer order timing for Cell Saver and OrthoPAT disposables, partly offset by BloodTrack software growth in the U.K.

Blood Center
Blood Center revenue was $76.4 million, down $14.1 million or 16% versus the prior year third quarter and down 14% in constant currency.

Platelet disposables revenue was $29.5 million, down 23% versus the prior year third quarter and down 21% in constant currency. A continued market shift toward double dose collections in Japan, and a market shift toward pooled platelet collections in EMEA, drove the decline.

Red cell disposables revenue was $7.4 million, down 19% with no notable effect from currency. Lower volume, as well as pricing changes associated with previously announced U.S. customer contracts, accounted for the declines.

Whole blood disposables revenue was $29.2 million, down 3% and down 2% in constant currency. Declines in the U.S. whole blood collection market continued, though at a moderate rate.

Blood Center software, equipment, service and other revenue was $10.2 million, down 19% both as reported and in constant currency, attributable to the prior year expiration and non-renewal of a U.S. government software contract.

OPERATING RESULTS

Third quarter fiscal 2017 gross margin on a GAAP basis was 44.4%, down 220 basis points compared with the prior year third quarter. The decline was attributable to inventory charges, reduced pricing in U.S. red cells and product mix. Productivity drove benefits that mitigated the decline.

Operating expenses on a GAAP basis were $79.9 million and $170.0 million in the third quarters of fiscal 2017 and 2016, respectively. The Company recorded $80.2 million of non-cash goodwill impairment and other charges in the prior year’s third quarter. Restructuring and turnaround expenses and deal amortization decreased by $1.8 million to $13.1 million versus $14.9 million in the prior year third quarter.

Adjusted operating expenses were $66.7 million in the third quarter of fiscal 2017, down $8.3 million or 11%, as benefit was realized from cost reduction initiatives implemented earlier in fiscal 2017 and improved prioritization of investments.

Third quarter GAAP operating income was $21.2 million in fiscal 2017 compared with a net operating loss of $61.2 million in fiscal 2016. Third quarter adjusted operating income was $34.7 million, down 1% versus the third quarter of the prior year, and included approximately $5 million of inventory charges.

The GAAP income tax expense was 18.7% of third quarter fiscal 2017 pre-tax income and 6.1% of the third quarter fiscal 2016 pre-tax loss. The income tax provisions were 30.5% and 25.0% of adjusted pre-tax income in the third quarters of fiscal 2017 and 2016, respectively, reflecting an adjustment to the fiscal 2017 year to date tax rate attributable to a geographic income shift.

Balance Sheet and Cash Flow

Cash on hand was $130 million, an increase of $15 million during the first three quarters of fiscal 2017. The Company utilized $72 million of cash for debt repayments and $26 million of cash, less $8 million of cash tax benefits, for restructuring and turnaround initiatives. Year to date fiscal 2017 free cash flow was $66 million, inclusive of the aforementioned net restructuring funding requirements, and $85 million before such funding.

RESTRUCTURING AND TURNAROUND EXPENSES AND DEAL AMORTIZATION

The Company has been implementing a turnaround plan to optimize growth and profitability. For fiscal 2017, that plan includes repositioning of the Company’s organization and cost structure. The plan initially included, in fiscal 2017, charges and expenses expected to total $26 million pre-tax or $18 million net of tax benefit, or $0.35 per share impact on fiscal 2017 GAAP earnings. Certain additional charges and benefits were subsequently identified. In the third quarter of fiscal 2017, the Company incurred $7 million of such expenses pre-tax, or approximately $0.09 per share. In the three quarters of fiscal 2017, the Company incurred $27 million of such expenses pre-tax, or $18 million net of tax benefit, approximately $0.35 per share.

The Company excludes acquisition related amortization expenses from adjusted operating income and adjusted earnings per share. Excluded from third quarter pre-tax adjusted earnings were $6.5 million in fiscal 2017 and $7.4 million in fiscal 2016, or $0.09 and $0.10 per share, respectively. Excluded from year-to-date pre-tax adjusted earnings were $20.6 million in fiscal 2017 and $22.2 million in fiscal 2016, or $0.29 and $0.30 per share, respectively.

Fiscal 2017 Guidance

The Company updated its fiscal 2017 guidance ranges, including 1.7% impact of having one less week in fiscal 2017 than in fiscal 2016, as summarized in the table which follows:

FY17 GUIDANCE
($ Millions, except per Share Data)

	FY17 - Prior Guidance	FY17 - Updated Guidance as of Feb 6, 2017

Revenue	$850M - $875M	high end of range

Operating Income -GAAP	6-7% of Revenue	6-7% of Revenue
Operating Income - Adjusted	13% of Revenue	13% of Revenue

Income Tax - GAAP	20-21% of Pre Tax Income	20-21% of Pre Tax Income
Income Tax - Adjusted	25-26% of Adjusted Pre Tax Income	27.5% of Adjusted Pre Tax Income

EPS - GAAP	$0.70 - $0.80	high end of range
EPS - Adjusted	$1.40 - $1.50	high end of range

FCF	$47M - $52M	$71M - $76M
FCF before restructuring & turnaround expenses	$65M - $70M	$90M - $95M

Income statement scenarios and product line guidance are on the Company’s Investor Relations website at: http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-guidance.

WEBCAST CONFERENCE CALL AND PRESENTATION SLIDES

Haemonetics will host a webcast to discuss third quarter fiscal 2017 results and fiscal 2017 guidance on Monday, February 6, 2017 at 8:00am Eastern Time. Interested parties may participate at: http://edge.media-server.com/m/p/s6y9gqek.

The Company is posting this press release to its Investor Relations website, in addition to three presentation slides that will be referenced on the webcast. These slides can be accessed by the following direct link: http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MzYzMjg5fENoaWxkSUQ9LTF8VHlwZT0z&t=1&cb=636204319995092420.

About Haemonetics

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for our customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.

Forward Looking Statements

The Company provides forward-looking statements that could be influenced by risks and uncertainties, demand for whole blood and blood components, changes in executive management, changes in operations restructuring and turnaround plans, asset revaluations to reflect current business conditions, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission.
The foregoing list should not be construed as exhaustive.
Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.
MANAGEMENT’S USE OF NON-GAAP MEASURES

Constant currency measures the change in revenue using a constant currency conversion rate. Adjusted operating income, net income and earnings per share exclude restructuring and turnaround and deal amortization expenses and non-cash write-downs of goodwill and other intangible assets. Free cash flow is defined as cash provided by operating activities less capital expenditures, net of the proceeds from the sale of property, plant and equipment. Reconciliations of these measures to their most comparable GAAP measure are included at the end of the financial sections of this press release as well as on the company’s website at www.haemonetics.com.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income (Loss) for the Third Quarter of FY17 and FY16
(Data in thousands, except per share data)

	12/31/2016	12/26/2015	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$227,841	$233,384	(2.4)%
Gross profit	101,079	108,855	(7.1)%

R&D	8,462	10,942	(22.7)%
S,G&A	70,956	78,940	(10.1)%
Impairment of assets	449	85,048	n/m
Contingent consideration income	—	(4,898)	n/m
Operating expenses	79,867	170,032	(53.0)%

Operating income (loss)	21,212	(61,177)	n/m

Interest and other expense, net	(2,275)	(2,141)	6.3%

Income (loss) before taxes	18,937	(63,318)	n/m

Tax expense (benefit)	3,544	(3,878)	n/m

Net income (loss)	$15,393	$(59,440)	n/m

Net income (loss) per common share assuming dilution	$0.30	$(1.17)	n/m

Weighted average number of shares:
Basic	51,708	50,741
Diluted	52,103	50,741

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	44.4%	46.6%	(2.2)%
R&D	3.7%	4.7%	(1.0)%
S,G&A	31.1%	33.8%	(2.7)%
Operating income (loss)	9.3%	(26.2)%	35.5%
Income (loss) before taxes	8.3%	(27.1)%	35.4%
Net income (loss)	6.8%	(25.5)%	32.3%

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income (Loss) for Year-to-Date FY17 and FY16
(Data in thousands, except per share data)

	12/31/2016	12/26/2015	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$658,050	$666,490	(1.3)%
Gross profit	296,383	316,691	(6.4)%

R&D	28,235	33,816	(16.5)%
S,G&A	228,639	240,946	(5.1)%
Impairment of assets	1,384	85,048	n/m
Contingent consideration income	—	(4,727)	n/m
Operating expenses	258,258	355,083	(27.3)%

Operating income (loss)	38,125	(38,392)	n/m

Interest and other expense, net	(6,414)	(6,756)	(5.1)%

Income (loss) before taxes	31,711	(45,148)	n/m

Tax expense	6,839	1,696	n/m

Net income (loss)	$24,872	$(46,844)	n/m

Net income (loss) per common share assuming dilution	$0.48	$(0.92)	n/m

Weighted average number of shares:
Basic	51,369	50,927
Diluted	51,671	50,927

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	45.0%	47.5%	(2.5)%
R&D	4.3%	5.1%	(0.8)%
S,G&A	34.7%	36.2%	(1.5)%
Operating income (loss)	5.8%	(5.8)%	11.6%
Income (loss) before taxes	4.8%	(6.8)%	11.6%
Net income (loss)	3.8%	(7.0)%	10.8%

Revenue Analysis for the Third Quarter of FY17 and FY16
(Data in thousands)

	Three Months Ended
	12/31/2016	12/26/2015	Percent change	Currency impact	Constant currency growth (1)
	(unaudited)
Revenues by geography
United States	$136,759	$131,664	3.9%	—%	3.9%
International	91,082	101,720	(10.5)%	(4.3)%	(6.2)%
Net revenues	$227,841	$233,384	(2.4)%	(1.8)%	(0.6)%

Revenues by franchise
Plasma	$108,655	$100,578	8.0%	(1.2)%	9.2%
Blood Center	76,354	90,418	(15.6)%	(1.6)%	(14.0)%
Cell Processing	25,918	27,741	(6.6)%	(3.7)%	(2.9)%
Hemostasis Management	16,914	14,647	15.5%	(3.9)%	19.4%
Net revenues	$227,841	$233,384	(2.4)%	(1.8)%	(0.6)%

(1) Constant currency growth, a non-GAAP financial measure, measures the change in sales between the current and prior year periods using a constant currency. See description of non-GAAP financial measures contained in this release.

Revenue Analysis for Year-to-Date FY17 and FY16
(Data in thousands)

	Nine Months Ended
	12/31/2016	12/26/2015	Percent change	Currency impact	Constant currency growth (1)
	(unaudited)
Revenues by geography
United States	$393,302	$379,390	3.7%	—%	3.7%
International	264,748	287,100	(7.8)%	(3.5)%	(4.3)%
Net revenues	$658,050	$666,490	(1.3)%	(1.5)%	0.2%

Revenues by franchise
Plasma	$309,868	$282,141	9.8%	(1.3)%	11.1%
Blood Center	221,567	257,736	(14.0)%	(1.0)%	(13.0)%
Cell Processing	77,949	83,659	(6.8)%	(2.8)%	(4.0)%
Hemostasis Management	48,666	42,954	13.3%	(2.9)%	16.2%
Net revenues	$658,050	$666,490	(1.3)%	(1.5)%	0.2%

(1) Constant currency growth, a non-GAAP financial measure, measures the change in sales between the current and prior year periods using a constant currency. See description of non-GAAP financial measures contained in this release.

Condensed Consolidated Balance Sheets
(Data in thousands)

	As of
	12/31/2016	4/2/2016
	(unaudited)
Assets
Cash and cash equivalents	$129,639	$115,123
Accounts receivable, net	150,557	157,093
Inventories, net	188,489	187,028
Other current assets	27,877	28,842
Total current assets	496,562	488,086
Property, plant & equipment, net	335,957	337,634
Intangible assets, net	185,427	204,458
Goodwill	267,314	267,840
Other assets	21,161	21,110
Total assets	$1,306,421	$1,319,128

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$66,271	$43,471
Other current liabilities	149,950	142,080
Total current liabilities	216,221	185,551
Long-term debt	269,997	364,529
Other long-term liabilities	49,306	47,483
Stockholders' equity	770,897	721,565
Total liabilities & stockholders' equity	$1,306,421	$1,319,128

Condensed Consolidated Statements of Cash Flows
(Data in thousands)

	Nine Months Ended
	12/31/2016	12/26/2015
	(unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$24,872	$(46,844)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	67,531	67,721
Impairment of assets	3,413	85,048
Stock-based compensation expense	6,608	6,199
Provision for losses on accounts receivable and inventory	11,398	4,055
Change in other non-cash operating activities	1,216	(13,820)
Change in accounts receivable, net	3,878	(4,186)
Change in inventories	(13,960)	2,791
Change in other working capital	20,205	(32,352)
Net cash provided by operating activities	125,161	68,612
Cash Flows from Investing Activities:
Capital expenditures	(60,517)	(73,871)
Proceeds from sale of property, plant and equipment	1,773	397
Other	—	(3,000)
Net cash used in investing activities	(58,744)	(76,474)
Cash Flows from Financing Activities:
Debt repayments, net	(71,802)	(816)
Proceeds from employee stock programs	21,838	14,829
Share repurchases	—	(60,984)
Net cash used in financing activities	(49,964)	(46,971)
Effect of exchange rates on cash and cash equivalents	(1,937)	(662)
Net Change in Cash and Cash Equivalents	14,516	(55,495)
Cash and Cash Equivalents at Beginning of the Period	115,123	160,662
Cash and Cash Equivalents at End of Period	$129,639	$105,167

Free Cash Flow Reconciliation*:

Free cash flow after restructuring and turnaround costs	$66,417	$(4,862)
Restructuring and turnaround costs	26,252	34,555
Tax benefit on restructuring and turnaround costs	(7,683)	(10,582)
Capital expenditures on VCC initiatives	—	7,374
Free cash flow before restructuring, turnaround costs and VCC capital expenditures	$84,986	$26,485

* Free cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities less capital expenditures net of the proceeds from the sale of property, plant and equipment.

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below, we have removed restructuring, turnaround and other costs from our GAAP expenses. Our restructuring and turnaround costs for the periods reported are principally related to employee severance and retention, product line simplification, accelerated depreciation and other costs associated with the fiscal 2017 restructuring initiative announced May 9, 2016.
In addition to restructuring and turnaround costs, we are reporting non-GAAP earnings before deal amortization and asset impairments.
We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Adjusted Measures for the Third Quarter of FY17 and FY16
(Data in thousands except per share data)
	Three Months Ended
	12/31/2016	12/26/2015
	(unaudited)
GAAP operating income (loss)	$21,212	$(61,177)
Restructuring and turnaround costs (1)	6,762	8,570
Impairment of assets(2)	210	85,048
Deal amortization (3)	6,530	7,389
Contingent consideration income	$—	$(4,898)
Adjusted operating income	$34,714	$34,932

GAAP net income (loss)	15,393	(59,440)
Restructuring and turnaround costs (1)	6,738	8,557
Impairment of assets (2)	210	85,048
Deal amortization (3)	6,530	7,389
Contingent consideration income	—	(4,898)
Tax benefit associated with adjustments	(6,343)	(12,031)
Adjusted net income	$22,528	$24,625

GAAP net income (loss) per common share	$0.30	$(1.17)
Adjusted items after tax per common share assuming dilution	$0.13	$1.65
Adjusted net income per common share assuming dilution	$0.43	$0.48

(1) Includes restructuring and turnaround costs included in gross profit of $0.2M and $1.1M for the three months ended December 31, 2016 and December 26, 2015, respectively.

(2) Includes impairment charges included in gross profit of $0.2M for the three months ended December 31, 2016. There were no impairment charges included in gross profit during the three months ended December 26, 2015.

(3) Deal amortization is included within operating expenses.

Reconciliation of Adjusted Measures for FY17 and FY16
(Data in thousands except per share data)
	Nine Months Ended
	12/31/2016	12/26/2015
	(unaudited)
GAAP operating income (loss)	$38,125	$(38,392)
Restructuring and turnaround costs (1)	27,215	29,746
Impairment of assets (2)	1,525	85,048
Deal amortization (3)	20,611	22,193
Contingent consideration income	$—	$(4,727)
Adjusted operating income	$87,476	$93,868

GAAP net income (loss)	24,872	(46,844)
Restructuring and turnaround costs (1)	27,151	29,854
Impairment of assets (2)	1,525	85,048
Deal amortization (3)	20,611	22,193
Contingent consideration income	—	(4,727)
Tax benefit associated with adjustments	(15,217)	(20,374)
Adjusted net income	$58,942	$65,150

GAAP net income (loss) per common share	$0.48	$(0.92)
Adjusted items after tax per common share assuming dilution	$0.66	$2.19
Adjusted net income per common share assuming dilution	$1.14	$1.27

(1) Includes restructuring and turnaround costs included in gross profit of $0.4M and $3.3M for the nine months ended December 31, 2016 and December 26, 2015, respectively.

(2) Includes impairment charges included in gross profit of $1.1M for the nine months ended December 31, 2016. There were no impairment charges included in gross profit during the nine months ended December 26, 2015.

(3) Deal amortization is included within operating expenses.